Exhibit 99.1
CC Media Holdings, Inc. Reports Second Quarter 2011 Results
-Revenues increase 8%
-OIBDAN increases 10%

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San Antonio, Texas August 3, 2011…CC Media Holdings, Inc. (OTCBB: CCMO) today reported results for the second quarter ended June 30, 2011.

Second Quarter 2011 Results

CC Media Holdings’ revenues grew 8% to $1.60 billion in the second quarter of 2011 compared to $1.49 billion in the second quarter of 2010, driven by growth across its businesses from an improved advertising environment.  Revenues would have increased 4% excluding the effects of foreign exchange rates.1

•	Radio revenue increased $32 million, or 4%, compared to the second quarter of 2010 primarily from the Company’s acquisition of Westwood One’s traffic business in April 2011.
•	Americas outdoor revenue increased $17 million, or 5%, compared to the second quarter of 2010, driven by revenue growth across bulletin, airport and shelter displays, particularly digital displays.
•
International outdoor revenue increased $71 million, or 19%, compared to the second quarter of 2010, partially as a result of increased street furniture revenue across most of our markets, particularly China and Sweden.  Excluding the effects of foreign exchange1, revenues were up 6%.

As a result of higher revenues coupled with smaller increases in expenses, the Company’s OIBDAN1 grew 10% compared to the second quarter of 2010. OIBDAN1 was $503 million for the second quarter of 2011 compared to $457 million for the second quarter of 2010.

The Company’s consolidated net loss in the second quarter of 2011 improved to $38 million compared to a loss of $77 million for the same period in 2010.   See Table 1 (Financial Highlights) for an analysis of the change in consolidated net loss.

“During the second quarter, we continued to execute our strategy to build on the leadership position of our assets and maximize our financial performance," said Tom Casey, Executive Vice President and Chief Financial Officer.  "Our results reflect a gradually improving global advertising marketplace and the benefits of our globally diversified platform.  Our top line growth combined with our focus on cost management has resulted in consistent improvement in our overall operating profit margin.  At the same time, we have continued to strategically invest in our digital platform, including the development of the next generation of Iheartradio.com and the ongoing deployment of our digital outdoor displays.”

Revenue, Operating Expenses, and OIBDAN by Segment

(In thousands)	Three Months Ended June 30,		%
	2011	2010	Change
Revenue1:
Radio Broadcasting	$780,876	$748,738	4%
Americas Outdoor	340,775	323,769	5%
International Outdoor	448,433	377,638	19%
Other	59,172	62,773	(6%)
Eliminations	(24,870)	(22,909)
Consolidated revenue	$1,604,386	$1,490,009	8%

Operating expenses 1,2:
Radio Broadcasting	$472,199	$435,850	8%
Americas Outdoor	203,051	206,057	(1%)
International Outdoor	352,983	307,511	15%
Other	43,831	46,279	(5%)
Eliminations	(24,870)	(22,909)
Consolidated operating expenses	$1,047,194	$972,788	8%

OIBDAN1:
Radio Broadcasting	$308,677	$312,888	(1%)
Americas Outdoor	137,724	117,712	17%
International Outdoor	95,450	70,127	36%
Other	15,341	16,494	(7%)
Corporate	(54,005)	(60,365)
Consolidated OIBDAN	$503,187	$456,856	10%

1 See reconciliations of revenue, direct operating and SG&A expenses and OIBDAN excluding the effects of foreign exchange, direct operating and SG&A expenses excluding non-cash compensation expense, segment OIBDAN to consolidated operating income (loss) and the reconciliation of OIBDAN to net income (loss) at the end of this press release.  See also the definition of OIBDAN under the Supplemental Disclosure section in this release.

2 The Company’s operating expenses include direct operating expenses and SG&A expenses, but exclude non-cash compensation expenses associated with the Company’s stock option grants and restricted stock and restricted stock unit awards.  Corporate expenses also exclude non-cash compensation expenses associated with the Company’s stock option grants and restricted stock and restricted stock unit awards.

Radio Broadcasting

Radio broadcasting revenue increased $32 million, or 4%, during the second quarter of 2011 compared to the same period of 2010, driven by a $28 million increase related to the Company’s acquisition of Westwood One’s traffic business.  Revenue from the Company’s digital radio services increased $4 million primarily as a result of increased rates.  Local and national advertising were relatively flat with increases across various advertising categories such as financial services and food and beverage being offset by decreases in other categories, including auto and political.

Overall operating expenses2 increased $36 million during the second quarter of 2011 compared to the same period of 2010, primarily due to a $23 million increase related to the Company’s acquisition of Westwood One’s traffic business, an increase in expenses related to the Company's digital initiatives and adjustments of approximately $7 million related to prior periods.

Radio broadcasting OIBDAN1 for the second quarter of 2011 declined 1% to $309 million from $313 million for the same period of 2010.

Americas Outdoor Advertising

Americas outdoor revenue increased $17 million compared to the second quarter of 2010, driven by revenue increases across the Company’s bulletin, airport and shelter displays, and particularly digital displays.  Bulletin revenues increased due to digital growth driven by the increased number of digital displays, in addition to increased rates.  Airport and shelter revenues increased on higher average rates.

Operating expenses2 decreased $3 million during the second quarter of 2011 compared to the same period of 2010.  The decrease was primarily driven by the $10 million prior year impact related to unfavorable litigation recorded in the second quarter of 2010 in addition to a $3 million decline in restructuring expenses in the current year.  Partially offsetting the decreases were increased site lease expenses associated with the increase in revenue and the increased deployment of digital displays, in addition to increased commission associated with the revenue increase.

Americas outdoor OIBDAN1 for the second quarter of 2011 was $138 million, an increase of 17% when compared with OIBDAN of $118 million for the same period of 2010.

As of June 30, 2011, the Company had deployed 711 digital displays in 37 U.S. markets.   This includes 96 digital displays that were installed during the first half of 2011.

International Outdoor Advertising

International outdoor revenue increased $71 million compared to the second quarter of 2010, partially as a result of increased street furniture revenue across most of our markets, particularly China and Sweden where improved economic conditions and new contracts contributed to revenue increases.  In addition, revenue from equipment sales in France increased compared to the prior year.  Foreign exchange movements resulted in a $46 million increase in revenue.

Operating expenses2 increased $45 million primarily attributable to a $39 million increase from movements in foreign exchange.  Increased site lease expense associated with the revenue increase and a $6 million increase related to the unfavorable impact of litigation were partially offset by a $7 million decline in restructuring expenses.

Led by the revenue growth from the Company’s street furniture business, International outdoor OIBDAN1 for the second quarter of 2011 increased 36% to $95 million from $70 million for the same of period of 2010.  Excluding the effects of movements in foreign exchange rates1, the increase in OIBDAN was 25%.

 Conference Call

CC Media Holdings, Inc. along with its wholly-owned subsidiary, Clear Channel Communications, Inc., and its publicly traded subsidiary, Clear Channel Outdoor Holdings, Inc., will be hosting a teleconference to discuss results today at 9:00 a.m. Eastern Time.  The conference call number is 1-800-260-0702 and the pass code is 209686.  The teleconference will also be available via a live audio cast on the investor section of the CC Media Holdings, Inc. website, located at http://ccmediaholdings.com/ or http://www.clearchannel.com/Investors/.  A replay of the call will be available after the live conference call, beginning at 11:00 a.m. Eastern Time, for a period of thirty days.  The replay numbers are 800-475-6701 (U.S. callers) and 320-365-3844 (International callers) and the pass code is 209686.  The audio cast will also be archived on the website and will be available beginning 24 hours after the call for a period of thirty days.

TABLE 1 - Financial Highlights of CC Media Holdings, Inc. and Subsidiaries

(In thousands)	Three Months Ended June 30,
	2011	2010
Revenue	$1,604,386	$1,490,009
Operating expenses:
Direct operating expenses (excludes depreciation and amortization)	642,340	600,916
Selling, general and administrative expenses (excludes depreciation and amortization)	408,111	376,637
Corporate expenses (excludes depreciation and amortization)	56,486	64,109
Depreciation and amortization	189,641	184,178
Other operating income – net	3,229	3,264
Operating income	311,037	267,433
Interest expense	358,950	385,579
Equity in earnings of nonconsolidated affiliates	5,271	3,747
Other expense – net	(4,517)	(787)
Loss before income taxes	(47,159)	(115,186)
Income tax benefit	9,184	37,979
Consolidated net loss	(37,975)	(77,207)
Less: amount attributable to noncontrolling interest	15,204	9,117
Net loss attributable to the Company	$(53,179)	$(86,324)

Foreign exchange movements increased the Company’s second quarter of 2011 revenue and direct operating and SG&A expenses by approximately $49 million and $41 million, respectively, compared to the same period of 2010.

Interest expense decreased $26.6 million during the second quarter of 2011, compared to the same period of 2010.  Higher expense associated with the 2011 issuance of 9% priority guarantee notes was offset by decreased expense due to the paydown of Clear Channel’s receivables-based credit facility made prior to, and in connection with, the June 2011 offering.  Also contributing to the decline in interest expense was the decrease in the weighted average cost of debt during the period and the timing of repayments at maturity of Clear Channel’s 4.4% senior notes. Clear Channel’s weighted average cost of debt during the three months ended June 30, 2011 was 6.0%, compared to 6.3% for the three months ended June 30, 2010.

Other expense of $5 million for the second quarter of 2011 primarily related to a $4 million foreign exchange loss on short term intercompany accounts.

TABLE 2 - Selected Balance Sheet Information

Selected balance sheet information for June 30, 2011 and December 31, 2010 was:

(In millions)	June 30, 2011	December 31, 2010

Cash	$1,219.2	$1,920.9
Total Current Assets	$3,025.0	$3,603.2
Net Property, Plant and Equipment	$3,118.2	$3,145.6
Total Assets	$16,882.1	$17,460.4

Current Liabilities (excluding current portion of long-term debt)	$1,234.1	$1,230.8
Long-Term Debt (including current portion of long-term debt)	$20,175.0	$20,607.4
Shareholders’ Deficit	$(7,270.0)	$(7,204.7)

TABLE 3 – Total Debt

At June 30, 2011 and December 31, 2010, CC Media Holdings had total debt of:

(In millions)	June 30, 2011	December 31, 2010
Senior Secured Credit Facilities	$12,751.2	$13,741.2
Receivables Based Credit Facility	—	384.2
Priority Guarantee Notes	1,750.0	—
Other secured debt	6.2	4.7
Total Consolidated Secured Debt	14,507.4	14,130.1

Senior Cash Pay and Senior Toggle Notes	1,626.1	1,626.1
Clear Channel Senior Notes	2,078.4	2,911.4
Subsidiary Senior Notes	2,500.0	2,500.0
Other long-term debt	58.5	63.1
Purchase accounting adjustments and original issue discount	(595.4)	(623.3)
Total long term debt (including current portion of long-term debt)	$20,175.0	$20,607.4

The current portion of long-term debt was $290 million as of June 30, 2011.

Liquidity and Financial Position

In June 2011, Clear Channel Communications, Inc. (“Clear Channel”) issued an additional $750.0 million in aggregate principal amount of its 9.0% Priority Guarantee Notes due 2021 (the “Additional Notes”) at an issue price of 93.845% of the principal amount of the Additional Notes.  Interest on the Additional Notes accrued from February 23, 2011, and accrued interest was paid by the purchaser at the time of delivery of the Additional Notes on June 14, 2011. The initial $1.0 billion aggregate principal amount of 9.0% Priority Guarantee Notes due 2021 issued in February 2011 and the Additional Notes have identical terms and are treated as a single class.

Of the $703.8 million of proceeds from the issuance of the Additional Notes ($750.0 million aggregate principal amount net of $46.2 million of discount), Clear Channel intends to use (i) $203.8 million to repay at maturity a portion of Clear Channel’s 5% senior notes which mature in March 2012 and (ii) the remaining $500 million for general corporate purposes (to replenish cash on hand that Clear Channel previously used to pay senior notes at maturity on March 15, 2011 and May 15, 2011).  In addition, such proceeds may be used in connection with one or more future transactions involving a permanent repayment of a portion of Clear Channel’s senior secured credit facilities as part of Clear Channel’s long-term efforts to optimize its capital structure.

For the quarter ended June 30, 2011, cash flow provided by operating activities was $64 million, cash flow used for investing activities was $129 million, and cash flow used for financing activities was $636 million, for a net decrease in cash of $702 million.  The decline in cash was driven by debt repayments, interest payments, payment of the 2010 bonus accrual, capital expenditures and payments for business acquisitions, partially offset by operating cash flows and proceeds from the sales of radio stations and towers.

Capital expenditures for the quarter ended June 30, 2011 were approximately $76 million compared to $48 million for the quarter ended June 30, 2010.

The senior secured credit facilities currently require Clear Channel to comply on a quarterly basis with a financial covenant limiting the ratio of Clear Channel’s consolidated secured debt, net of cash and cash equivalents, to Clear Channel’s consolidated EBITDA3 for the preceding four quarters.  Non-compliance with the financial covenant could result in the acceleration of Clear Channel’s obligations to repay all amounts outstanding under the facilities.  The maximum ratio under this covenant is currently set at 9.5:1.  At June 30, 2011, Clear Channel’s ratio was 7.1:1 compared to 7.3:1 at June 30, 2010. 4

3Clear Channel’s consolidated EBITDA for the preceding four quarters of $1.9 billion is calculated as  operating income (loss) before depreciation, amortization, impairment charges and other operating income -net,  plus non-cash compensation, and is further adjusted for the following items: (i) an increase of $10.4 million for cash received from nonconsolidated affiliates; (ii) an increase of $40.5 million for non-cash items; (iii) an increase of $31.7 million related to expenses incurred associated with the Company’s cost savings program; and (iv) an increase of $34.4 million for various other items.

4Clear Channel’s consolidated EBITDA for the four quarters preceding June 30, 2010 of $1.7 billion is calculated as  operating income (loss) before depreciation, amortization, impairment charges and other operating income (expense)-net,  plus non-cash compensation, and is further adjusted for the following items, including: (i) an increase for expected cost savings (limited to $100.0 million in any twelve month period) of $79.1 million; (ii) an increase of $17.8 million for cash received from nonconsolidated affiliates; (iii) an increase of $51.7 million for non-cash items; (iv) an increase of $111.1 million related to expenses incurred associated with the Company’s cost savings program; and (v) an increase of $35.2 million for various other items.

Supplemental Disclosure Regarding Non-GAAP Financial Information

The following tables set forth the Company’s OIBDAN for the three months ended June 30, 2011 and 2010.  The Company defines OIBDAN as consolidated net income (loss) adjusted to exclude non-cash compensation expense and the following line items presented in its Statement of Operations: Income tax benefit (expense); Other income (expense) - net; Equity in earnings (loss) of nonconsolidated affiliates; Gain (loss) on marketable securities; Interest expense; Other operating income (expense) – net; D&A; and Impairment charges.

The Company uses OIBDAN, among other things, to evaluate the Company's operating performance.  This measure is among the primary measures used by management for planning and forecasting of future periods, as well as for measuring performance for compensation of executives and other members of management.  We believe this measure is an important indicator of the Company's operational strength and performance of its business because it provides a link between profitability and net income.  It is also a primary measure used by management in evaluating companies as potential acquisition targets.

The Company believes the presentation of this measure is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by the Company's management.  The Company believes it helps improve investors’ ability to understand the Company's operating performance and makes it easier to compare the Company's results with other companies that have different capital structures, stock option structures or tax rates.  In addition, the Company believes this measure is also among the primary measures used externally by the Company's investors, analysts and peers in its industry for purposes of valuation and comparing the operating performance of the Company to other companies in its industry.

Since OIBDAN is not a measure calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, net income as an indicator of operating performance and may not be comparable to similarly titled measures employed by other companies.  OIBDAN is not necessarily a measure of the Company's ability to fund its cash needs.  As it excludes certain financial information compared with operating income and net income (loss), the most directly comparable GAAP financial measures, users of this financial information should consider the types of events and transactions which are excluded.

In addition, because a significant portion of the Company’s advertising operations are conducted in foreign markets, principally the Euro area, the United Kingdom and China, management reviews the operating results from its foreign operations on a constant dollar basis.  A constant dollar basis (in which a foreign currency adjustment is made to show the 2011 actual foreign revenues, expenses and OIBDAN at average 2010 foreign exchange rates) allows for comparison of operations independent of foreign exchange movements.

As required by the SEC, the Company provides reconciliations below to the most directly comparable amounts reported under GAAP, including (i) OIBDAN for each segment to consolidated operating income (loss); (ii) Revenue excluding foreign exchange effects to revenue; (iii) Expense excluding foreign exchange effects to expenses; (iv) OIBDAN excluding foreign exchange effects to OIBDAN; (v) Expense excluding non-cash compensation expense to expenses; (vi) Corporate expense excluding non-cash compensation expense to Corporate expense; and (vii) OIBDAN to net income (loss).

Reconciliation of OIBDAN for each segment to Consolidated Operating Income (Loss)

(In thousands)	Operating income (loss)	Non-cash compensation expense	Depreciation and amortization	Other operating income – net	OIBDAN

Three Months Ended June 30, 2011
Radio Broadcasting	$238,762	$882	$69,033	$—	$308,677
Americas Outdoor	83,086	1,674	52,964	—	137,724
International Outdoor	42,113	701	52,636	—	95,450
Other	2,532	—	12,809	—	15,341
Other operating income – net	3,229	—	—	(3,229)	—
Corporate	(58,685)	2,481	2,199	—	(54,005)
Consolidated	$311,037	$5,738	$189,641	$(3,229)	$503,187

Three Months Ended June 30, 2010
Radio Broadcasting	$247,319	$1,757	$63,812	$—	$312,888
Americas Outdoor	59,667	2,316	55,729	—	117,712
International Outdoor	19,865	692	49,570	—	70,127
Other	3,569	—	12,925	—	16,494
Other operating income – net	3,264	—	—	(3,264)	—
Corporate	(66,251)	3,744	2,142	—	(60,365)
Consolidated	$267,433	$8,509	$184,178	$(3,264)	$456,856

Reconciliation of Revenue excluding Foreign Exchange Effects to Revenue

(In thousands)	Three Months Ended June 30,		%
	2011	2010	Change

Consolidated Revenue	$1,604,386	$1,490,009	8%
Excluding: Foreign exchange (increase) decrease	(49,019)	—
Revenue excluding effects of foreign exchange	$1,555,367	$1,490,009	4%

Americas Outdoor revenue	$340,775	$323,769	5%
Excluding: Foreign exchange (increase) decrease	(2,712)	—
Americas Outdoor revenue excluding effects of foreign exchange	$338,063	$323,769	4%

International Outdoor revenue	$448,433	$377,638	19%
Excluding: Foreign exchange (increase) decrease	(46,307)	—
International Outdoor revenue excluding effects of foreign exchange	$402,126	$377,638	6%

Reconciliation of Expense (Direct Operating and SG&A Expenses) excluding Foreign Exchange Effects to Expense

(In thousands)	Three Months Ended June 30,		%
	2011	2010	Change

Consolidated expense	$1,050,451	$977,553	7%
Excluding: Foreign exchange (increase) decrease	(40,657)	—
Consolidated expense excluding effects of foreign exchange	$1,009,794	$977,553	3%

Americas Outdoor expense	$204,725	$208,373	(2%)
Excluding: Foreign exchange (increase) decrease	(2,065)	—
Americas Outdoor expense excluding effects of foreign exchange	$202,660	$208,373	(3%)

International Outdoor expense	$353,684	$308,203	15%
Excluding: Foreign exchange (increase) decrease	(38,592)	—
International Outdoor expense excluding effects of foreign exchange	$315,092	$308,203	2%

Reconciliation of OIBDAN excluding Foreign Exchange Effects to OIBDAN

(In thousands)	Three Months Ended June 30,		%
	2011	2010	Change

Consolidated OIBDAN	$503,187	$456,856	10%
Excluding: Foreign exchange (increase) decrease	(8,362)	—
Consolidated OIBDAN excluding effects of foreign exchange	$494,825	$456,856	8%

Americas Outdoor OIBDAN	$137,724	$117,712	17%
Excluding: Foreign exchange (increase) decrease	(647)	—
Americas Outdoor OIBDAN excluding effects of foreign exchange	$137,077	$117,712	16%

International Outdoor OIBDAN	$95,450	$70,127	36%
Excluding: Foreign exchange (increase) decrease	(7,715)	—
International Outdoor OIBDAN excluding effects of foreign exchange	$87,735	$70,127	25%

Reconciliation of Expense (Direct Operating and SG&A Expenses) excluding Non-cash compensation expense to Expense

(In thousands)	Three Months Ended June 30,		%
	2011	2010	Change
Radio Broadcasting	$473,081	$437,607	8%
Less: Non-cash compensation expense	(882)	(1,757)
	472,199	435,850	8%

Americas Outdoor	204,725	208,373	(2%)
Less: Non-cash compensation expense	(1,674)	(2,316)
	203,051	206,057	(1%)

International Outdoor	353,684	308,203	15%
Less: Non-cash compensation expense	(701)	(692)
	352,983	307,511	15%

Other	43,831	46,279	(5%)
Less: Non-cash compensation expense	—	—
	43,831	46,279	(5%)

Eliminations	(24,870)	(22,909)

Plus: Non-cash compensation expense	3,257	4,765
Consolidated divisional operating expenses	$1,050,451	$977,553	7%

Reconciliation of Corporate Expense excluding Non-cash compensation expense to Corporate Expense

(In thousands)	Three Months Ended June 30,		%
	2011	2010	Change
Corporate Expense	$56,486	$64,109	(12%)
Less: Non-cash compensation expense	(2,481)	(3,744)
	$54,005	$60,365	(11%)

Reconciliation of OIBDAN to Net income (Loss)

(In thousands)	Three Months Ended June 30,		%
	2011	2010	Change

OIBDAN	$503,187	$456,856	10%
Non-cash compensation expense	5,738	8,509
Depreciation and amortization	189,641	184,178
Other operating income – net	3,229	3,264
Operating income	311,037	267,433

Interest expense	358,950	385,579
Equity in earnings of nonconsolidated affiliates	5,271	3,747
Other expense – net	(4,517)	(787)
Loss before income taxes	(47,159)	(115,186)
Income tax benefit	9,184	37,979
Consolidated net loss	(37,975)	(77,207)
Less: amount attributable to noncontrolling interest	15,204	9,117
Net loss attributable to the Company	$(53,179)	$(86,324)

About CC Media Holdings, Inc.

CC Media Holdings, the parent company of Clear Channel Communications, is a global media and entertainment company specializing in mobile and on-demand entertainment and information services for local communities and premier opportunities for advertisers. The company's businesses include radio and outdoor displays.

For further information contact:

Media

Lisa Dollinger
Chief Communications Officer
(210) 822-2828

Investors

Randy Palmer
Director of Investor Relations
(210) 822-2828

or visit the Company’s web sites at www.clearchannel.com or www.ccmediaholdings.com.

Certain statements in this release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of CC Media Holdings and its subsidiaries, including Clear Channel Communications, Inc. and Clear Channel Outdoor Holdings, Inc.,  to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The words or phrases “guidance,” “believe,” “expect,” “anticipate,” “estimates” and “forecast” and similar words or expressions are intended to identify such forward-looking statements. In addition, any statements that refer to expectations or other characterizations of future events or circumstances are forward-looking statements.

Various risks that could cause future results to differ from those expressed by the forward-looking statements included in this release include, but are not limited to: the impact of the Company’s substantial indebtedness, including the use of cash flow to make payments on its indebtedness; changes in business, political and economic conditions in the U.S. and in other countries in which the Company currently does business (both general and relative to the advertising industry); changes in operating performance; changes in governmental regulations and policies and actions of regulatory bodies; changes in the level of competition for advertising dollars; fluctuations in operating costs; technological changes and innovations; changes in labor conditions; changes in capital expenditure requirements; fluctuations in exchange rates and currency values; the outcome of litigation; fluctuations in interest rates; changes in tax rates; shifts in population and other demographics; access to capital markets and borrowed indebtedness; risks relating to the integration of acquired businesses; and risks that we may not achieve or sustain anticipated cost savings. Other unknown or unpredictable factors also could have material adverse effects on the Company’s future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this document. Other key risks are described in the Company’s reports filed with the U.S. Securities and Exchange Commission, including in the section entitled “Item 1A. Risk Factors” of CC Media Holdings, Inc.’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. Except as otherwise stated in this release, the Company does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.